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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



                                             THIRD  THIRD     YEAR
REGULATION           STATEMENT CAPTION        QTR.   QTR.    TO DATE
                                              1999   1998  1999   1998

5-02 (1)            Cash and Cash Items      15028  11618  15028  11618
5-02 (2)            Marketable Securities   102522 103585 102522 103585
5-02 (3)(b)(1)      Notes Receivable        327032 274482 327032 274482
5-02 (4)            Allowance for Doubtful
                      Accounts                3878   3483   3878   3483

5-02 (15)           Total Assets            473669 413367 473669 413367

5-02 (24)           Other Liabilities       429666 374317 429666 374317
5-02 (30)           Common Stock              3705   3222   3705   3222
5-02 (31)(a)(2)     Additional Capital Other 15034  13268  15034  13268
5-02 (31)(a)(3)(ii) Retained Earnings -      25521  24163  25521  24163
                      Unappropriated
                     Treasury Stock          (257)   (59)   (257)   (59)
5-03 (b)(1)(e)      Other Revenues           10542   9006  31245  26168
5-03 (b)(2)(e)      Cost of Other Revenues    3974   3303  11886   9805
5-03 (b)(8)         Interest and Amortization
                     of Debt Discount         4192   3955  12568  11319
5-03 (b)(10)        Income Before Taxes and
                      Other Items             2396   1748   6791   5044
5-03 (b)(11)        Income Tax Expense         846    586   2351   1696
5-03 (b)(14)        Income/Loss from
                      Continuing Operations   1550   1162   4440   3348

5-03 (b)(19)        Net Income or Loss        1550   1162   4440   3348